CERTIFICATE OF CORRECTION OF

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES

AND OTHER RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS THEREOF

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

ATRINSIC, INC.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

Atrinsic, Inc. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.    The name of the corporation is Atrinsic, Inc.

2.  The Certificate of Designations, Powers, Preferences and other Rights of Preferred Stock and Qualifications. Limitations and Restrictions of Series A Convertible Preferred Stock, $0.000001 par value per share, of the corporation, which was filed by the Secretary of State of Delaware on July 9, 2013 (the “Certificate of Designation”), is hereby corrected.

3.   The inaccuracy to be corrected in said instrument is as follows:

The first resolution of the Certificate of Designation incorrectly states that 4,500,000,000 shares of the Corporation’s preferred stock are designated as “Series A Convertible Preferred Stock.”

4.   The portion of the instrument in corrected form is as follows: As corrected, the first resolution of the Certificate of Designation shall read as follows:

RESOLVED, that, pursuant to Article IV, of the Certificate, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 4,600,000,000 shares, $0.000001 par value per share, to be designated “Series A Convertible Preferred Stock” (hereinafter, the “Series A Preferred Stock”);

Executed on this 25th day of August, 2013.

/s/ Sebastian Giordano
	Name:	Sebastian Giordano
	Title:	Interim Chief Executive Officer